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                                                                   Exhibit 2.36

                                 EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") effective as of December 1, 1997, is by and between Brimfield Precision, Inc., a Massachusetts corporation, with its offices located at 68 Mill Lane Rd., Brimfield, Massachusetts 01010 (the "Company"), and Daniel T. Hannify (the "Employee"), an individual whose residence is 229 Guilford Street Extension, Brattleboro, VT 05301. When taken with the Offering Letter dated November 10, shall constitute all guidelines for the employment of said individual.

The Company acknowledges and recognizes the value of the Employee's experience and ability and desires to provide for the employment and continuation of his employment with the Company on the terms set forth herein.

1. Employment and Acceptance of Employment Terms: Upon and subject to the terms and conditions set forth herein, the Company hereby employs the Employee as its Vice President and General Manager or in such other management position(s) as the Board of Directors of the Company (the "Board") may determine from time to time, and the Employee hereby agrees to accept such employment, for a period of one year (unless sooner terminated as hereinafter set forth) commencing on the date hereof, or such other date as the Company and the Employee may mutually agree to (the "Commencement Date") and ending one year thereafter (the "Initial Term"). This Agreement shall be automatically extended thereafter for successive three year terms commencing on the first anniversary date of the Commencement Date unless the Employee or the Company give the other party not less than three (3) months written notice prior to the first anniversary date of the Commencement Date, or any anniversary of the Commencement Date thereafter. It is expected that within the first term, the Employee will succeed the current President as President and Chief Operating officer (COO) of the Company with the accompanying Compensation changes.

2. Duties: The Employee agrees, during the Initial Term and any extension of the Initial Term, to devote his entire business time, attention, and energies exclusively to the business of the Company as shall be required to perform the duties of the position specified in Section 1, and to conform to the rules, regulations, instructions, personnel practices and policies of the Company, as existing an amended from time to time by the Company.

3.   Compensation.

(a) Salary: Bonus. In consideration of the Employee's performance of services hereunder, the Company will pay to the Employee, during the initial Term of the Employee's employment, and the Employee agrees to accept from the Company for his services, a salary (the "Base Salary") of $175,000 per annum during the initial Term, payable in accordance with the Company's normal payroll practices applicable to its executive offices but not less often than monthly. In the event that the Initial Term is extended, the Employee's Base Salary shall be subject to annual review by the Board or the Company's Compensation Committee in the event

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one is then appointed (the "Committee") and may be increased (but not decreased) in such amounts as the Board or Committee may determine. Upon elevation to the position of President/COO the Employee shall be entitled to an additional $25,000 in base salary for a total of $200,000.00. In the event that the Board or Committee establishes a bonus pool to be distributed to employees of the Company, the Employee shall be entitled to receive a bonus in such amount as is reasonably determined by the Board or Committee.

(b) Benefits: Automobile Allowance: During the term of the Employee's employment hereunder, the Employee shall be entitled to full health insurance in accordance with the Plan currently in place at the Company and to participate in any other medical, pension, bonus, profit-sharing or similar plan or program that may be established by the Company and made available to its officers and key employees generally; provided that the Company shall not be required to implement or continue any such other employee benefit program. In addition, the employee shall be entitled to a car allowance to be applied to the leasing and maintenance of an automobile of appropriate age and condition in an amount not to exceed $7.200 per annum payable monthly.

(c) Paid Vacations: The Employee shall be entitled to annual paid vacations of three weeks in each year of the Initial Term and any extension of the Initial Term, at such times and for such periods as may be mutually acceptable to the Company and the Employee, in accordance with the Company's policies governing vacations for officers and key employees. Unused vacation shall not accumulate.

(d) Paid Holidays: The Employee shall be entitled to paid holidays, in accordance with the Company's policies governing holidays for officers and key employees.

(e) Deductions: The Company shall have the right to deduct from the Base Salary and all other cash amounts payable by the Company under the provisions of this Agreement to the Employee or, if applicable, to his estate, legal representatives or other beneficiary designated in writing by the Employee (a "Designee") all social security taxes, all federal, state and municipal taxes and all other charges and deductions which now or hereafter are imposed by law as charges on the compensation of the Employee or charges on cash benefits payable by the Company hereunder to his estate, legal representatives or Designee.

4. Reimbursement of Certain Expenses: The Company shall reimburse the Employee, upon production of accounts and vouchers or other reasonable evidence of payment by the Employee, all in accordance with the Company's regular procedures in effect, from time to time and in form suitable to establish the validity and deductibility of such expenses for tax purposes, all reasonable, ordinary and necessary travel, automobile and other expenses as shall have been incurred by him in the performance of his duties hereunder.

5.   Non-Competition

(a) Non-Competition: During the term of the Employee's employment with the Company and the three year period immediately following the date on which the Employee's employment with the Company terminates (the "Termination Date"), the Employee will not, directly or indirectly, engage in the business of, or own or control an interest in (except as a passive investor

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owning less than one (1%) percent of the equity securities of a publicly owned company), or act as director, officer or employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity directly or indirectly engaged anywhere in the United States in any Business (as hereinafter defined) competing with the business then being carried on by the Company. Notwithstanding the foregoing, in the event that the employee's employment with the Company is terminated pursuant to Section 9(c) or 10, the non-competition period shall be equal to the period during which the Employee receives severance payments thereunder. The time period during which the restrictions set forth in this Section 5(a) apply shall be extended by the length of time during which it is judicially determined that the Employee has violated these restrictions in any respect. In the event of any provisions of this Section 5(a) are unenforceable by law, then the restrictions shall be for such period and such geographic area as a court shall find is necessary to protect the goodwill and business of Company. The provisions of this Section 5(a) shall no longer be enforceable in the event the Company either files for bankruptcy or other protection from creditors or ceases to operate as an ongoing business entity.

(b) Business: The term "Business" as used in this Section 5 shall mean (i) healthcare product contract manufacturing, (ii) any other business in which the Company or any affiliate is engaged on the Termination Date, and (iii) any other business in which the Company or any affiliate is actively planning to become engaged on the Termination Date, and in connection with the planning of which the employee has had significant involvement.

(c) Employee Representation: The Employee represents that he is not now subject to any employment agreement nor has he previously, at any time, entered into any written agreement with any person, firm or corporation which would or could preclude or prevent him from entering into this Agreement or which requires the consent of any other party. The Employee agrees to indemnify the Company and each of its officers, directors, and controlling persons against any loss, liability or expense (including reasonable counsel fees) incurred by the Company or its officers, directors and controlling persons arising out of or in connection with any knowing misrepresentation made by the Employee hereunder.

6. Confidentiality: The Employee acknowledges that his employment by the Company brings him into close contact with many confidential affairs of the Company and its collaborators, consultants and clients, including, without limitation, information about costs, profits, markets, sales, key personnel, pricing policies, operational methods, concepts, and other business affairs and methods of the Company and its collaborators, consultants and clients and other information not readily available to the public, as well as plans for future developments (collectively referred to hereinafter as "Proprietary Information"). The Employee further acknowledges that the relationships between the Company and its officers, employees, agents, consultants and clients constitute a valuable asset of the Company. In recognition of the foregoing, the Employee covenants and agrees:

(a) That all Proprietary Information shall be the exclusive property of the Company and that he will keep secret all Proprietary Information and will not use it for his own benefit or disclose it to, or use it for the benefit of, anyone outside of the Company, either during or after his employment by the Company, either during or after his employment by the Company, and (b) that he will deliver promptly to the Company on termination of his employment by the

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Company, or at an time the Board may so request, all memoranda, notes, documentation, data listing, records, reports and other tangible manifestations of the Proprietary Information (and all copies thereof), that he may then possess or have under his control.

7. Non-Solicitation: The Employee hereby covenants and agrees that, for a period of three (3) years after the termination of his employment hereunder, he will not induce or attempt to induce any officer, employee, agent, consultant, or client of the Company to discontinue such affiliation with the Company or to refrain from entering into new business relationships with the Company. the time period during which the prohibitions set forth above apply shall be extended by the length of time during which it is judicially determined that the Employee has violated any such prohibition in any respect.

8. Specific Performance: Without intending to limit the remedies available to the Company, the Employee agrees that damages at law will be an insufficient remedy to the Company in the event that the Employee violates the terms of
Section 5, 6 or 7 of this Agreement and that the Company may apply for and obtain immediate injunctive relief in any court of competent jurisdiction or restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the agreements and covenants contained in such Sections. The parties hereto understand that each of the agreements and covenants of the Employee contained in Sections 5, 6 and 7 of this Agreement is an essential element of this Agreement and agree that the obligations of the Employee thereunder will survive the termination of this Agreement.

9.   Termination.

(a) Termination by the Company for Cause: The Company may terminate this Agreement and its obligations to the Employee hereunder at any time for "Cause," which shall mean only (i) the willful or reckless failure by the Employee to perform his duties hereunder (other than a failure resulting from the Employee's incapacity due to physical or mental illness), which failure shall not have been cured within fifteen (15) days after the receipt by the Employee of written notice thereof from the Board specifying with reasonable particularity such alleged failure; (ii) the willful or reckless violation by the Employee of Sections 5, 6 or 7 hereof, which violation shall not have been cured within fifteen (15) days after the receipt by the Employee of written notice thereof from the Board specifying with reasonable particularity such alleged violation;
(iii) the commission by the Employee of an act of fraud or theft against the Company or any of its subsidiaries, or the Employee's willful misfeasance or willful malfeasance in the performance of his duties to the Company; or (iv) the conviction of the Employee of (or the plea by the Employee of nolo contendere to) any felony.

(b) Termination upon Death or Disability of Employee: This Agreement shall terminate upon the disability (resulting from the Employee's inability, due to physical or mental illness, to perform his duties hereunder on a full-time basis for three consecutive months or an aggregate of 90 days within a one-year period) or death of the Employee, which event the Employee or his estate, legal representatives or designee shall be entitled to receive, in full satisfaction of all obligations due to the Employee by the Company hereunder:

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     (i)   Within the first six months of employment the Employee is not entitled to any compensation.

     (ii) After the first six months but before the end of the first term, the Company shall continue to pay the Employee the Employee's Base Salary for a period equal to the number of months then employed.

     (iii) In any term subsequent to the first term, the Company shall continue to pay the Employee the Employee's Base Salary for a period equal to one year.

(c) Termination by the Company Without Cause: In the event the Company terminates this Agreement without Cause (except as provided in Section 10 herein), the Employee shall be entitled to the following benefits:

     (i) Within the first six months of employment the Employee is not entitled to any compensation.

     (ii) After the first six months but before the end of the first term, the Company shall continue to pay the Employee the Employee's Base Salary for a period equal to the number of months then employed.

     (iii) In any term subsequent to the first term, the Company shall continue to pay the Employee the Employee's Base Salary for a period equal to one year.

     (iv) The Company shall maintain in effect for the Employee, at its sole expense and on terms of participation substantially the same as those in effect prior to such termination, and in the same manner and requirement as (i), (ii) and (iii) above, all group insurance and all other employee benefit plans, programs or arrangements, in which the Employee was participating immediately prior to such termination except for any revenue sharing programs based on corporate performance.

(d) Termination by the Employee Without Cause: Nothwithstanding the provisions of Section 1, the Employee may resign from the Company at any time upon ninety
(90) days prior written notice to the Company. In the event of resignation by the Employee under this Section 9(d), the Board may elect to waive the period of notice, or any portion thereof, and, in such event, the Company will pay the Employee's salary for the notice period (or for any remaining portion of the period). From and after the effective date of such termination by the Employee of his employment hereunder, the Company shall have no further liability to the Employee for salary or other compensation (or benefits, except as provided pursuant to the terms of any compensation or benefit plan of the Company in which the Employee is a participant).

(e) Termination by the Employee for Cause: The Employee may terminate his employment hereunder for cause. Only the following shall constitute "cause" for such termination: (i) failure of the Company to continue the Employee in his then current position during the term of this Agreement; (ii) a material change by the Company in the nature or scope of the Employee's responsibilities, title, authorities, powers, functions or duties from the responsibilities, title,

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authorities, powers, functions or duties normally exercised by an executive in the then current position in the Company, or (iii) a material breach by the Company of Section 3 hereof or of any other provision of this Agreement, which breach continues for more than ten (10) days following written notice given by the Employee to the Company, such written notice to set forth in reasonable detail the nature of such breach, or (iv) any constructive discharge situation. In such event the Employee shall have no further obligations to the Company except his obligations under Section 6 hereof and shall be entitled to the termination benefits set forth in Section 9c.

10:  Change of Control.

(a) Benefits Upon Termination: Notwithstanding the provisions of Section 9(c), in the event that the Employee is terminated without Cause as a result of a Change of Control (as hereinafter defined), the Employee shall be entitled to the following benefits:

     (i) For a period equal to the greater of (A) one year from the date of such termination, or (B) the remainder of the term of this Agreement, the Company shall continue to pay to the Employee, or to the Employee's designated beneficiary (or to his estate if he fails to make such designation) the Employee's salary at the rate of his last Salary in effect as of the date of such termination, and

     (ii) The Company shall maintain in effect for the Employee for a period equal to the grater of (A) one year from the date of such termination, or (B) the remainder of the term of this Agreement, at its sole expense and on terms of participation substantially the same as those in effect prior to such termination, all group insurance and all other employee benefit plans, programs or arrangement, in which the Employee was participating immediately prior to such termination except for any revenue sharing programs based on corporate performance.

(b) Definition of Change of Control: For purposes hereof, a "Change of Control" shall mean the merger or consolidation of the Company with any person, the sale or other disposition of all or substantially all of the Company's assets to any person or the transfer of any voting securities of the Company in one transaction or in a series of related transactions, in each case, as a consequence of which those persons who held all of the voting securities of the Company immediately prior to such transaction do not hold at least a majority of the voting securities of the surviving or resulting entity.

11. Indemnification: To the fullest extent permitted by law and in addition to any other rights permitted or granted under the Company's articles of incorporation, by-laws, or any agreement or policy of insurance, or by law, the Company shall indemnify the Employee if the Employee is made a party, or threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Employee is or was an employee, officer or director of the Company or any subsidiary of the Company, in which capacity the Employee is or was serving at the Company's request, against any and all costs, losses, damages, judgments, liabilities and expenses (including reasonable attorneys' fees) which may be suffered or incurred by him in connection with any such action, suit or proceeding provided, however that, there shall be no indemnification in relation to matters as to which the Employee is adjudged to have been guilty

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of fraud, bad faith or gross negligence or as a result of the Employee's material breach of this Agreement.

12. Entire Agreement and Waiver: This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. There are no oral promises, conditions, representations, understandings, interpretation or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof. This Agreement may not be amended, and no provision hereof shall be waived, except by writing signed by all the parties to this Agreement, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

13. Severity: Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

14. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

15. Headings: All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

16. Successors and Assigns: This Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon the Employee and his executors, administrators, heirs and legal representatives. This Agreement may not be assigned by the Employee.

17. Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflict of laws principles thereof.

18. Notices: All notices hereunder shall be in writing and shall be sent to the parties at the following address:

If to the Employee, to:

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If to the Company, to:

William G. Lyons III
c/o Brimfield Precision Incorporated
68 Mill Lane Road
P. O. Box 460
Brimfield, Massachusetts 01010

If to the Employee:

/s/ Daniel T. Hannify
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All notices shall be delivered in person or given by registered or certified mail, postage prepaid, and shall be deemed to have been given when delivered in person or deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving notice to the other of such change of address in the manner herein provided.

IN WITNESS WHEREOF, the Employee has executed this Agreement and the Company has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

BRIMFIELD PRECISION INC.


By: /s/ William G. Lyons
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Name:
Title:

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